S. W.  HATFIELD,  CPA
certified  public  accountants

Member:   Texas  Society  of  Certified  Public  Accountants
          Press  Club  of  Dallas


                                  May 5, 2003

Board of Directors
HUMATECH, INC.
1718 Fry Road, Suite 450
Houston TX 77084

Gentlemen:

Recent developments within the past 60 days relating to various representations by either the Company's management or the Company's legal counsel have disclosed the existence of various related party transactions and management relationships with Humatech, Ltd. that may be subject to interpretation as the current representations may differ from the original discussions and/or disclosures and may be considered contrary to either 1) the original written and/or oral representations made to this firm by Company's management and/or legal counsel or 2) to the publicly filed written representations made by Company management in various annual and quarterly filings with the U.S. Securities and Exchange Commission.

Due to the uncertaintly of the most appropriate accounting treatment and disclosures involving these transactions and/or disclosures, based upon current representations, the financial statements of Humatech, Inc. as of and for the periods ended January 31, 2000, April 30, 2000, July 31, 2000, January 31, 2001, April 30, 2001, July 31, 2001, October 31, 2001, January 31, 2002, April 30
2002, July 31, 2002, October 31, 2002 and January 31, 2003 may not present fairly and accurately the financial condition and results of operations for the Company for those respective periods in accordance with generlaly accepted accounting principles applied on a consistent basis or the Rules and Regulations of the U.S. Securities and Exchange Commission at the date of this firm's respective audit opinions or review reports.

Under the current circumstances, we respectfully decline appointment as the Company's independent certified public accountants, per the shareholder's meeting of May 2, 2003, and hereby resign as the Company's independent certified public accountants, effective immediately.

Further, by copy of this letter to the U.S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between Humatech, Inc. (SEC File No. 0-28557, CIK # 1100976) has ceased.

Yours truly,
S.W. HATFIELD, CPA

/s/ Scott W. Hatfield

Scott W. Hatfield, CPA

SWH/

cc:  Office of the Chief Accountant - SECPS Letter File
     Mr.  John  Koepke,  Esq.  -  Jackson  Walker  LLP


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